CSW Ft. Lupton, Inc.
                           Consolidated Balance Sheet
                                  June 30,1997
                                    Unaudited
                                     (000's)

CURRENT ASSETS
            Accounts Receivable - Project       $        327
            Accounts Receivable - Affiliated          50,621
                                                  -----------
            Total Current Assets                                 $     50,948

NONCURRENT ASSETS
            Equity Investment                         70,408
            Deferred Financing Costs                   2,814
            Deferred Interest Expense                  1,331
                                                  -----------
            Total Noncurrent Assets                                    74,553
                                                                   -----------

            Total Assets                                         $    125,501
                                                                   ===========


NONCURRENT LIABILITIES
            Deferred Income                            2,380
            Accrued Federal Income Tax                 3,403
            Deferred Federal Income Tax               14,634
                                                  -----------

            Total Liabilities                                    $     20,417

EQUITY
            Paid in Capital                           82,626
            Retained Earnings                         22,458
                                                  -----------
            Total Shareholder's Equity                           $    105,084
                                                                   -----------

            Total Liabilities and Equity                         $    125,501
                                                                   ===========